As filed with the Securities and Exchange Commission on [-----], 2008

Registration No. 333-154866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
AMENDMENT ONE
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HYDROGEN MOTORS, INC.

(Exact Name of Registrant As Specified in Its Charter)

Nevada	1311	300489767
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dmitry Shvenderman
Chief Executive Officer
3600 Twilight Court
Oakton, VA 22124
Tel: (703) 407-9802

(Name, Address and Telephone Number
of Principal Executive Offices and Agent for Service)

Copies of Communications to:

Joseph I. Emas, Esq.
1224 Washington Avenue
Miami Beach, Florida 33139
Telephone No.: (305) 531-1174
Facsimile No.: (305) 531-1274

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Common Stock(1)	643,000	.015	$9,645	$19.00
Total	643,000			$19.00	(2)

(1)	Estimated solely for the purpose of calculating the registration fee required by Section 6(B) of the Securities Act and computed pursuant to Rule 457 under the Securities Act. No exchange or over the counter market exists for our common stock. The most recent price paid for our common stock in a private placement was $0.015.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED [ ], 2009

HYDROGEN MOTORS, INC.

643,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Please refer to “Selling Stockholders” beginning on page 12.

Our common stock is presently not traded on any market or securities exchange.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.15 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our common stock to investors.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is  , 2009

HYDROGEN MOTORS, INC.

i

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, “and the “company” and similar terms refer to Hydrogen Motors, Inc., and our subsidiaries collectively, while the term “Hydrogen Motors” refers to Hydrogen Motors, Inc. in its corporate capacity.

Our Company

Hydrogen Motors, Inc. is a Nevada-based corporation, founded in November 11, 2007. We are focused on developing this exciting technology for use as an onboard power source for vehicular engines. We have invented and developed a patent-pending process of hydrogen generation using environmentally benign raw materials that can take place right within the engine of the vehicle. Management believes that the addition of this onboard hydrogen generator should eliminate the need for hydrogen storage in the vehicle’s engine, potentially making the vehicle lighter and safer, and reducing its reliance on a national infrastructure set up to provide hydrogen.

About Us

Our principal executive offices are located at 3600 Twilight court, Oakton, VA 22124. Our telephone number is (703) 407-9802.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. Management has not, as of the date herein, engaged a market maker to apply to enable our common stock to be quoted on the OTC Bulletin Board.

The Offering

This prospectus relates to the sale of up to 643,000 currently issued and outstanding shares of our common stock by the selling security holders, consisting of twenty-eight shareholders.

We agreed to file a registration statement with the Commission in order to register the resale of the common shares issued to the selling security holders.

As of January 30, 2008, we had 5,293,000 shares of common stock outstanding. The number of shares registered under this prospectus would represent approximately 12.2% of the total common stock outstanding.

We will not commence seeking a market for our common stock until the registration statements has cleared all comments from the Securities and Exchange Commission. Management intends to request a market maker to file a Form 211 to be approved for trading on the NASDAQ Over the Counter OTC:BB. The company is not permitted to file a form 211 with the OTC:BB as only Market Makers may apply to the OTCBB for the issuer to get approval to quote the security on the Exchange.

There currently is no trading market for our common stock. The Company has not applied for a listing on any exchanges including Pinksheets.com. Shares registered in this prospectus may not be sold until it is declared effective. The common shares offered under this prospectus may not be sold by the selling security holders, except in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.”

SUMMARY FINANCIAL DATA

The following selected financial data have been derived from the Company’s financial statements which have been audited by Moore & Associates Chartered, an independent registered public accounting firm, as of and for the year ended at August 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended August 31, 2008. The summary financial data as of August 31, 2008, are derived from our audited financial statements, which are included elsewhere in this prospectus. The audited condensed financial statements have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the audited periods. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

HYDROGEN MOTORS, INC.
SUMMARY OF STATEMENTS OF OPERATIONS

Period from Inception November 11, 2007 to November 30, 2008
Revenue	$0
Expenses:
General and Administrative	21,404
Total operating expenses	(21,404)
Net income	(21,404)
Net income per common share – basic and diluted	(0.00)
Weighted average number of shares outstanding – basic and diluted	4,264,355

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Industry Risk Factors

If the markets for fuel cell systems and industrial onboard hydrogen generation do not expand as we anticipate, or if alternatives to our products are successful, our business will suffer.

A significant market may never develop for our products or may develop more slowly than we anticipate, resulting in our inability to generate sufficient revenue to attain profitability. Onboard power source for vehicular engines represent an emerging market and we do not know whether our targeted distributors, resellers or end-users will purchase our onboard hydrogen generator for transportation. To date, the market for on-site hydrogen generation has generally been limited to large-scale steam methane reformers and we cannot assure you that a market will develop for our on-site industrial hydrogen generators. The development of a significant market for our products may be impacted by many factors, some of which are out of our control, including:

•	environmental and other regulatory requirements;
•	the emergence of newer, more competitive technologies and products;
•	cost competitiveness of our systems with competing products;
•	consumer reluctance to try our systems; and
•	consumer perception of the safety and reliability of our products.

Due to these factors, we cannot anticipate with any degree of certainty what our revenues and profitability, if any, will be in future periods. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we fail to do so, the market price for our common stock could suffer.

The industry in which we operate is highly competitive and such competition could affect our results of operations, which would make profitability even more difficult to achieve and sustain.

The power generation and alternative fuel industry is highly competitive and is marked by rapid technological growth. Other competitors and potential competitors include Honda, Toyota, Daimler Chrysler, BMW and Mazda. Many existing and potential competitors have greater financial resources, larger market share, and larger production and technology research capability, which may enable them to establish a stronger competitive position than we have, in part through greater marketing opportunities. The governments of the United States, Canada, Japan and certain European countries have provided funding to promote the development and use of fuel cells. Tax incentives have also been initiated in Japan, and have been proposed in the United States and other countries, to stimulate the growth of the fuel cell market by reducing the cost of these fuel cell systems to consumers. Our business does not currently enjoy any such advantages and, for that reason, may be at a competitive disadvantage to the fuel cell industry. If we fail to address competitive developments quickly and effectively, we will not be able to grow.

Changes in government policies and regulations could impair demand for our products.

Government regulation of our systems at the federal, state or local level could increase our costs and, therefore, harm our business, prospects and financial condition. Our products and their installation are subject to state and local ordinances relating to building codes, safety, utility connections, environmental protection and related matters. At this time, we cannot anticipate which jurisdictions, if any, will impose regulations directed at our products or their use. We also do not know the extent to which any existing or new regulations may impact our ability to distribute, install and service our products. Onboard power systems cannot be operated without permits in many, if not all, of the markets in which we will be marketing and selling our products. The inability of our potential customers to obtain a permit, or the inconvenience often associated with the permit process, could harm demand for our products. As we distribute our products to our early target markets, federal, state or local government entities or competitors may seek to impose regulations impacting us directly or indirectly. Further, our principal target markets for our hydrogen fuel processors for fuel cell systems are the stationary and transportation markets and our business will suffer if environmental policies change and no longer encourage the development and growth of these markets.

Our products use inherently dangerous, flammable fuels that could subject our business to product liability claims.

Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. Any accidents involving our systems or other hydrogen-based products could materially impede widespread market acceptance and demand for our products.

Utility companies could place barriers on our entry into the market for residential power, which would reduce demand for our products.

If utility companies begin to charge fees to residential customers for using less electricity, using the grid for backup purposes only or disconnecting from the grid altogether, these fees could increase the cost to residential customers of using our onboard hydrogen generator or fuel cell systems that contain our hydrogen fuel generator, making them less cost-effective and less attractive to potential customers. Though these fees are currently charged only to industrial users, it is possible that, as the market for residential power generation develops, utility companies could charge similar fees to residential customers in the future.

We could be liable for environmental damages resulting from our research, development and manufacturing operations.

Our business is subject to numerous laws and regulations that govern environmental protection. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

We face rapid technological change in our markets that could make our products less desirable.

Our product is one of a number of hydrogen generating systems being developed today. Technological advances in alternative hydrogen generating systems or fuels may render our existing proprietary technology and systems obsolete. Future advances in technology may not be beneficial to, or compatible with, our business. Further, we may not use new technologies effectively or adapt our proprietary technology and hydrogen-generating systems to user requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead-time. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

Company Risk Factors

We have a limited operating history on which to base your investment decision.

We have a limited operating history on which you can evaluate our business and future prospects. We are in the early stage of development and our proposed operations are subject to the risks inherent in the growth of a new business enterprise, including the absence of any significant operating history. We began to develop a prototype units of our onboard hydrogen generation systems in 2000 and are now developing the commercial unit. We have not yet begun to manufacture either industrial hydrogen generators or fuel cells for the transportation market. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the development of new technology, and the competitive environment in which we operate. In light of the foregoing, it is difficult or impossible for us to predict future results and you should not rely on our historical results of operations as indications of future performance.

We may not be able to complete the development of the necessary technology to commercialize our products.

Our success will depend upon our products meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. Our product development efforts for onboard hydrogen generation systems may be subject to unanticipated and significant delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. Our proposed products and technologies may never be successfully developed on a mass commercial scale, and even if developed, they may not perform to commercially acceptable standards. We may experience delays in meeting our development milestones or delays in achieving performance goals relating to efficiency, cost-effectiveness, reliability and service arrangements set by us or our customers. Failure to develop our products for mass production or significant delays in the development of our products would have a material adverse effect on our relationship with potential customers, cause us to lose business and cause the market price of our common stock to decline.

If we fail to keep up with changes affecting our technology and the markets that we will ultimately serve, we will become less competitive and future financial performance would be adversely affected.

In order to remain competitive and serve our potential customers effectively, we must respond on a timely and cost-efficient basis to the need for new technology, as well as changes in technology, industry standards and procedures, and customer preferences. We need to continuously develop new technology, products, and services to address new technological developments. In some cases changes may be significant and the cost of implementation may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to keep up with changes in the marketplace. Also, the cost of adapting our technology, products, and services may have a material and adverse effect on our operating results.

Our long-term success depends upon our ability to develop and commercialize our intellectual property.

Our technologies are in the development stage. If we fail to complete the development and/or fail to commercialize our technologies, we will not be able to generate significant revenues from the sale of licenses or from sales of our technologies. There is a risk that development and testing will demonstrate that our anticipated technologies are not suitable for commercialization, because they are inefficient, or too costly to manufacture, or because third party competitors market a more effective or more cost-effective product.

If we or any of our potential collaboration partners are unable to successfully develop and commercialize our technologies, we will not have a sufficient source of revenue which will have a materially adverse effect on our operations.

Our business could be adversely affected by adverse economic developments in the power generation industry and/or the economy in general.

We depend on the perceived demand for the application of our technology and resulting products. Our products are focused on reducing CO2 emissions and upon the use of alternative fuels for industrial uses, such as ground support vehicles, and for the power generation business. Therefore, our business is susceptible to downturns in the airline industry and the genset (a machine used to generate electricity as defined in (http://en.wikipedia.org/wiki/Genset) portion of the distributed power industry and the economy in general. Any significant downturn in the market or in general economic conditions would likely hurt our business.

We may need additional financing, which may not be available to us on acceptable terms or at all.

We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed or on commercially reasonable terms. Any inability to obtain additional financing when needed would have a material adverse effect on our ability to fund our research and development activities and on the development of our manufacturing capabilities, which could require us to delay our product development and commercialization schedule. Lack of adequate financing may force us to reduce our sales and marketing efforts or forego attractive business opportunities. If we raise additional funds through the issuance of equity or convertible debt securities, our stockholders ownership percentage will be reduced and they may experience significant dilution. In addition, to attract investment capital, we may be required to issue securities that contain rights, preferences or privileges that are senior to those of our common stock.

Because our management have no technical experience in our technology and resulting products, our business has a higher risk of failure.

Our management does not have any technical training our technology and resulting products. As a result, we may not be able to recognize and take advantage of potential acquisition and exploration opportunities in the sector without the aid of consultants. As well, with no direct training or experience, our management may not be fully aware of the specific requirements related to working in this industry. Their decisions and choices may not be well thought out and our operations and ultimate financial success may suffer irreparable harm as a result.

Our ability to enter into successful collaborations cannot be assured.

A material component of our business strategy is to establish and maintain collaborative arrangements with third parties to co-develop our technologies and to commercialize products made using our technology. We also intend to establish collaborative relationships to obtain domestic or international sales, marketing and distribution capabilities.

The process of establishing collaborative relationships is difficult, time-consuming and involves significant uncertainty. Our partnering strategy entails many risks, including:

•	we may be unsuccessful in entering into or maintaining collaborative agreements for the co-development of our technologies or the commercialization of products incorporating our technology;
•	we may not be successful in applying our technology to or otherwise satisfying the needs of our collaborative partners;
•	our collaborators may not be successful in, or may not remain committed to, co-developing our technologies or commercializing products incorporating our technology;
•	our collaborators may seek to develop other proprietary alternatives;
•	our collaborators may not commit sufficient resources to incorporating our technology into their business;
•	our collaborators are not obligated to market or commercialize our technologies or products incorporating our technology, and they are not required to achieve any specific commercialization schedule; and
•	our collaborative agreements may be terminated by our partners on short notice.

Furthermore, even if we do establish collaborative relationships, it may be difficult for us to maintain or perform under such collaboration arrangements, as our funding resources may be limited or our collaborators may seek to renegotiate or terminate their relationships with us due to unsatisfactory field results, a change in business strategy, or other reasons. If we or any collaborator fails to fulfill any responsibilities in a timely manner, or at all, our research, development or commercialization efforts related to that collaboration could be delayed or terminated. It may also become necessary for us to assume responsibility for activities that would otherwise have been the responsibility of our collaborator. Further, if we are unable to establish and maintain collaborative relationships on acceptable terms, we may have to delay or discontinue further development of one or more of our product candidates, undertake development and commercialization activities at our own expense or find alternative sources of funding.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our fiscal period ending August 31, 2009, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending August 31, 2009, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Risk Factors Relating to Our Common Stock and this Offering

There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;
•	changes in general economic conditions and in the pet healthcare industry;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;
•	loss of a major customer, partner or joint venture participant; and
•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Once publicly trading, the application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares. The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
•	Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factor, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Nasdaq National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect to spend between $50,000 to $100,000 in legal and accounting expenses annually to comply with Sarbanes-Oxley. These costs could affect profitability and our results of operations.

Our stockholders could be diluted by our future issuance of capital stock and derivative securities.

As of January 30, 2008, we had 5,293,000 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 75,000,000 shares of common stock and zero shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce our stockholder’s proportionate ownership and voting power.

We have not and do not intend to pay any dividends. As a result, you may only be able to obtain a return on investment in our common stock if its value increases.

We have not paid dividends in the past and do not plan to pay dividends in the near future. We expect to retain earnings to finance and develop our business. In addition, the payment of future dividends will be directly dependent upon our earnings, our financial needs and other similarly unpredictable factors. As a result, the success of an investment in our common stock will depend upon future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

The selling stockholders may sell their shares of common stock in the market, which sales may cause our stock price to decline.

The selling stockholders may sell in the public market up to 643,000 shares of common stock being registered in this offering. That means that up to 643,000 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the Commission will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The sale of material amounts of common stock under the accompanying registration statement could encourage short sales by third parties.

In many circumstances the issuance of convertible securities for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the debt raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

Should one or more of the foregoing risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

SELLING STOCKHOLDERS

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus. The percentage of outstanding shares is based on 5,293,000 shares of common stock outstanding as of January 30, 2008.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering	Percent of Common Stock Owned Prior to Offering(1)	Shares of Common Stock to Be Sold	Shares of Common Stock Owned After Offering	Percentage of Shares Owned Upon Completion
Vasiliy Ryabokon’	50,000	0.945%	50,000	0	0%
Rimma Madatova	45,000	0.850%	45,000	0	0%
Yuriy Kylik	45,000	0.850%	45,000	0	0%
Pavel Klimenko	45,000	0.850%	45,000	0	0%
Svetlana Klimenko	40,000	0.756%	40,000	0	0%
Vitaliy Orehov	40,000	0.756%	40,000	0	0%
Oksana Orehova	35,000	0.661%	35,000	0	0%
Larisa Orehova	35,000	0.661%	35,000	0	0%
Vladimir Blinov	30,000	0.567%	30,000	0	0%
Ekaterina Svetlova	30,000	0.567%	30,000	0	0%

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering	Percent of Common Stock Owned Prior to Offering(1)	Shares of Common Stock to Be Sold	Shares of Common Stock Owned After Offering	Percentage of Shares Owned Upon Completion
Stanislav Sinyavskiy	30,000	0.567%	30,000	0	0%
Julia Sinyavskaya	25,000	0.472%	25,000	0	0%
Nikolay Ryabokon’	25,000	0.472%	25,000	0	0%
Nina Ryabokon’	25,000	0.472%	25,000	0	0%
Ruslan Ryabokon’	25,000	0.472%	25,000	0	0%
Oleg Ryabokon’	20,000	0.378%	20,000	0	0%
Lyubov Sannikova	15,000	0.283%	15,000	0	0%
Elena Yaroshenko	15,000	0.283%	15,000	0	0%
Lyudmila Yaroshenko	10,000	0.189%	10,000	0	0%
Zoya Gerasimyuk	10,000	0.189%	10,000	0	0%
Dmitriy Telyatnikov	10,000	0.189%	10,000	0	0%
Nataliya Telyatnikova	7,500	0.142%	7,500	0	0%
Mariya Ruban	7,500	0.142%	7,500	0	0%
Aleksey Ruban	6,000	0.113%	6,000	0	0%
Yaroslav Maydanyuk	5,000	0.094%	5,000	0	0%
Taras Maydanyuk	5,000	0.094%	5,000	0	0%
Lyubov Maydanyuk	3,500	0.066%	3,500	0	0%
Anna Ruban	3,500	0.066%	3,500	0	0%

(1)	Applicable percentage of ownership is based on 5,293,000 shares as of January 30, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of January 12, 2008, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 30, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations — percentage computation is for form purposes only.

PLAN OF DISTRIBUTION

We are registering the shares of stock being offered by this prospectus for resale in accordance with certain registration rights granted the selling shareholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	a distribution to a selling stockholder’s partners, members or stockholders;
•	settlement of short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Selling shareholders that are either broker-dealers or affiliated with broker-dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with resale of their shares. Any commissions received by such broker-dealers, affiliates, or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders, have informed us that at the time they purchased our common stock they did not, and currently do not have, any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis contains various “forward looking statements” regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this S-1, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein.

Plan of Operation

We plan to raise additional funds through joint venture partnerships, project debt financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance that we will be successful in raising additional capital or achieving profitable operations. Our consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. We will need financing to execute our business plan.

We have developed our own proprietary technology and currently have a patent-pending on the process.

The main focus of the Company is the development, manufacture, and roadway testing of an experimental-industrial specimen of the Vehicle Borne Hydrogen Generator (VBHG). The VBHG produces hydrogen and spends water at the time of operation and requires an outside electrical input only at the time of recharge. A new technological process for an electrochemical reactor (ER) will provide for a renewable cycle of hydrogen and electromagnetic forces simultaneous with the materials’ interaction with water.

The VBHG project shall be undertaken with four Ukrainian contractors:

(1)	DNIPROPETROVS’K NATIONAL UNIVERSITY, Division of Scientific Research Power Engineering Institute (SRPEI DNU).
(2)	Dniepropetrovsk National University of Railway Transport (DNURT).
(3)	A.N. Podgorny Institute for Mechanical Engineering Problems of the National Academy of Sciences of Ukraine (IMEP NASU).
(4)	PromptTech, Ltd (PT). (for production of the prototype)

We will use those companies that participated in first stage of the project and research groups and will add other material suppliers as work will progress.

We will hold the patent and all rights on the Vehicle Borne Hydrogen Generator. Each of this contractor will execute strict confidentiality and work for hire contracts. No such arrangements have been executed and no assurances can be given that such agreements shall be executed.

The Company will pay particular attention to the environmently safety of the specimen being produced, with the center of attention being the development of the knowledge needed to properly utilize and fully recycle the technology being used in the VBHG reactor itself.

The development will be carried out with a focus on creating a viable process and gathering data. The expected results of the development will fall into several key categories:

(1)	The conversion of a car from a conventional internal combustion engine to a car equipped with a VBHG and an internal combustion engine modified to run on hydrogen instead of gasoline (aka an ICE engine);
(2)	The collection of test data collected from the ICE-equipped car described in Point 1;
(3)	The development and production of an experimental vehicle equipped with a VBHG and a fuel cell;
(4)	The collection of test data from the fuel-cell-equipped vehicle described in Point 3;
(5)	Gaining certification for the cars tested on the road;
(6)	The development of the project design of a series of VBHG units using the real-world data obtained from the above-mentioned tests;
(7)	Obtaining useful data regarding the preferred method of recycling VBHG components at the end of their service life.

The Company intends to pursue our development plan under the following timeline, understanding however, that such timelines are guidelines only, and may not be strictly adhered to, depending upon many variables.

For Immediate Implementation

The following activities are planned for immediate implementation and are expected to take up to thirty (30) months based on financing:

—	Further development of previous VBHG previous principle construction

Expected Result:  A report regarding the study of patent literature, the materials specification, and the principle scheme of the VBHG.

—	Development of technology for electrochemical regeneration of the ER active mass, including:
•	Development of modular blocks of the ER research cell (SRPEI DNU)
•	Purchasing of materials and manufacturing of ER modular blocks (PT)
•	Exploration of ER material properties (IMEP NASU, PromptTech)
•	Exploration and optimization of charge-discharge cell characteristics (SRPEI DNU)
•	Research of components of chemical composition and admixtures in hydrogen produced in the ER (DNURT)

Expected Result:  A manufactured experimental specimen of an ER and its test protocol.

For Implementation Phase I

The following activities are planned to commence in the Phase I:

—	Exploration of work regimes of serial ICE of the “Tavria” car (IMEP NASU)

Expected Result:  Initial data for development of the device for interal air-fuel mixture creation

—	HF scheme optimization taking into account results obtained during the second stage
—	Theoretical analyses and expert assessment of the plenitude of physical-chemical processes in ER and ICE
—	The advancement of the principle of the VBHG scheme
—	Concordance of construction and regime parameters for the ER

Expected Result:  The development of an advanced-principle VBHG scheme and initial data for the development of VBHG.

For Implementation Phase II

The following activities are planned to commence in the Phase II:

—	Development of non-typical data and choice of standard components for the VBHG
—	Development and modernization of experimental ER (SRPEI DNU, DNURT, IMEP NASU, PT)
—	Development of small-dimension, low-pressure electrolyser for the electrical conversion of energy into hydrogen (IMEP NASU)
—	Development of the water-gas exchange (SRPEI DNU)
—	Development of VBHG composite filters for Hydrogen purification system (PT)
—	Development of water injection into ER system (SRPEI DNU)
—	Research on combining the work electrolyser with the ER in order to define the optimal regime for obtaining hydrogen (IMEP NASU)
—	Development of the fuel feeding system and the system for hydrogen and oxygen mixture creation in an ICE engine (IMEP NASU)
—	Development of the system for water vapor condensation from exhaust to return the condensate to the water tank (SRPEI DNU)
—	Development of a united energy transformation and heat potential usage VBHG system (SRPEI DNU)
—	Substantiation and choice of a united energy transformation and heat potential usage VBHG system (SRPEI DNU)
—	Substantiation and choice of the start accumulator battery (IMEP NASU)
—	Development of a system for the prevention of explosive hydrogen mixture creation (SRPEI DNU)
—	Development of a control block to start heating, cooling, and emergency stoppage, as well as the water supply (SRPEI DNU)
—	Manufacture and set-up pf the control block for the hydrogen storage system and its feeding ICE (IMEP NASU)
—	Development of a system for processing automatic control in the operational VBHG cycle (PT)

Expected Result:  An advanced, detailed VBHG scheme, block modules for the VBHG, and an automatic control system with software for the microcontroller.

For Implementation Phase III

The following activities are planned to commence in the Phase III:

—	Manufacture of an experimental VBHG for a car (SRPEI DNU, IMEP NASU, PT)
—	Manufacture of non-typical assemblies (IMEP NASU, PT)
—	Purchase of serial assemblies (IMEP NASU, PT)
—	Assembly of the industrial-sized energy source for the car (IMEP NASU)

Expected Result:  The realization of a unique specimen of the experimental VBHG.

For Implementation Phase IV

The following activities are planned to commence in the Phase IV:

—	Development testing of the industrial-sized VBHG in the car (IMEP NASU)

Expected Result:  A complete protocol of VBHG development testing

—	Provision of a clean burn process for ICE (IMEP NASU)

Expected Result:  Developed regulations for hydrogen ICE work operations

—	Development of methods for waste VBHG utilization (DNURT)
—	Analyses and critical assessment of electrodes based on Li and other alkaline metal processing
—	Research of methods for alkaline electrolyte purification from admixture of heavy metals (Pb, Bi, Sn, Cd)
—	Development of methods for ER electrolytes and electrolyzer renewal for further use in VBHG
—	Development of recommendation for utilization of VBHG components once their service life is complete

Expected Result:  Developed regulations for utilizing waste associated with the VBHG

For Implementation Phase V

The following activities are planned to commence in the Phase V:

—	Development of recommendation for personnel safety and minimization of the influence of the process onto the environment at the time of production, exploitation, and processing of the ER portion of the VBHG (DNURT)
—	Assessment of material toxicity from ER reactor parts
—	Assessment of material toxicity from electrolyzer reactor parts
—	Assessment of influence onto the environment and personnel the effect of accidents with the ER portion of the VBHG

Expected Result:  Developed regulations for safe work of personnel and the environment

—	Re-equipment of serial car to hydrogen fuel (IMEP NASU)
—	Design of seat placement for optimal equipment mounting

Expected Result:  Another unique experimental hydrogen car will be completed

For Implementation Phase VI

The following activities are planned to commence in the Phase VI:

—	On-road testing and smooth finish development of the environmentally-friendly automobile
—	In-car testing at the vehicle testing point (IMEP NASU)
—	In-car testing to obtain vehicle certification (SRPEI DNU)

Expected Result:  Protocol and certification of experimental hydrogen car testing.

—	Ecological expert examination of VBHG car operation (IMEP NASU, DNURT)

Expected Result:  Expert evaluation of the ecological assessment of the experimental hydrogen car/

—	Data preparation for series design of the VBHG

Expected Result:  Initial data for the design of the VBHG

Results of Operations

Results of Operations from Inception (November 11, 2007) Through November 30, 2008

The Company had zero ($0.00) revenues from Inception (November 11, 2007) through November 30, 2008.

Operating Expenses from Inception (November 11, 2007) Through November 30, 2008

The Company had operating expenses of $21,404 from Inception (November 11, 2007) through August 31, 2008 primary due to General and Administrative Expense of $21,404 and professional expense of zero ($0).

Liquidity and Capital Resources

We believe the proceeds from private placements to generate sufficient cash in assisting with the operating needs of the Company.

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for the further development of our VBHG Projects, for capital expenditures and general corporate expenses.

During the twelve months ended August 31, 2008 and through November 30, 2008, proceeds of approximately $29,895 were received from the sale of securities in connection with various private placements.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management’s most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS 151, “Inventory Costs.” SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage) UNDER THE GUIDANCE IN ARB 43, Chapter 4, “inventory Pricing” Paragraph 5 of ARB 42, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal a to require treatment as current period charges...”

This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company implemented the above effective January 1, 2009.

In December 2004, the FASB issued SFAS 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS 152 amends Statement 66 to reference the guidance provided in SOP 04-2. SFAS 152 also amends SFAS 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. The Company is not impacted by this pronouncement.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. The Company is in the process of reviewing this pronouncement and has implemented this pronouncement effective January 1, 2009, where applicable.

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123R is effective for the first interim or annual reporting period of the company’s first fiscal year that begins on or after June 15, 2005. The new standard will require us to recognize compensation costs in our financial statements in an amount equal to the fair value of share-based payments granted to employees and directors. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations and earnings per share.

The Company has requested the Compensation Committee to review the impact of this pronouncement and to review the costs of stock options, restricted stock and other incentive-equity based programs to align management and its employees with the shareholders’ interests. The Company has implement this pronouncement effective January 1, 2009.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” (“SAB 107”). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. The Company and management are reviewing SAB 107 in conjunction with its review of SFAS 123R.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47 “ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS — AN INTERPRETATION OF FASB STATEMENT NO. 143” (“FIN No. 47”). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact the Company for the year ended December 31, 2005.

In May 2005, the FASB issued SFAS No. 154, “ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB NO. 20 AND FASB STATEMENT NO. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 was utilized for the restatement of the beneficial conversion feature for the year ended December 31, 2004.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157 (SFAS 157), “FAIR VALUE MEASUREMENTS” which defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure requirements about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, of adopting SFAS 157 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (SFAS 159), “THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES, INCLUDING AN AMENDMENT TO SFAS 115.” SFAS No. 159 allows the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. In addition, SFAS 159 includes an amendment of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and applies to all entities with available-for-sale and trading securities. SFAS 159 is effective for fiscal years that begin after November 15, 2007. We are currently evaluating the impact, if any, of adopting SFAS 159 on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS — AN AMENDMENT OF ARB NO. 51”. SFAS 160 is intended to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, and entities to provide sufficient disclosures to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have an effect our financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Accounting Policies Subject to Estimation and Judgment

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended August 31, 2008.

DESCRIPTION OF BUSINESS

History

Hydrogen Motors, Inc. was founded in November 11, 2007 in Nevada — to focus on developing this technology for use as an onboard power source for vehicular engines. We have invented and developed a proprietary process of hydrogen generation using environmentally benign raw materials that can take place right within the engine of the vehicle. Management believes that the addition of this onboard hydrogen generator could eliminate the need for hydrogen storage in the vehicle’s engine, potentially making the vehicle lighter and safer, and reducing its reliance on a national infrastructure set up to provide hydrogen.

Management believes that the Hydrogen Motors, Inc. model of onboard hydrogen generation for propulsive power, as carried out by our patent-pending process, will result in a procedure for generating hydrogen is both safe in operation because of the use of small portions of hydrogen (generated only upon demand). In our initial tests, we believe that the efficiency of energy production and usage is high, while the operating costs for the system are comparatively very small.

We intend to apply this technology to create opportunities in the area of transportation. In the first stages, of our development plan, the introduction of onboard hydrogen propulsion systems will be focused on small, common vehicles, such as automobiles. Over time and with market exposure, the technology could potentially be expanded to apply widely across the entire transportation industry, eventually encompassing overlooked units like recreational vehicles, watercraft, and aircraft.

Two inventors, Madatov and Tarasov, developed the invention from which they developed the prototype. By means of enumerated contractors (these institutes) the prototype was tested. Then, an application was made and a patent registered for Ukraine. Subsequently, the rights to the rights to the invention was sold to other companies.

Current Position and Business Objectives

Our Company, through two inventors, Madatov and Tarasov, has completed extensive research in this area of development. We acquired rights to this invention in exchange for shares of our common stock. These efforts have resulted in the development of a completely unique, patent-pending design for an onboard hydrogen generator. This generator has been meticulously adjusted to decrease the weight of the unit, and therefore the overall weight of the vehicle. Additionally, we believe the ability to generate hydrogen within the vehicle’s propulsion system itself eliminates the necessity of storage and significantly improves the safety of a hydrogen fuelled vehicle.

We believe that these two developments increase the potential of the hydrogen-fuelled engine so dramatically that the mass production of the vehicles becomes feasible and the marketability of the concept, and the product, may be developed into a viable opportunity in the near future.

At the present time, we have created only the working sample of the engine, but we have not established it on the serial car or adjust the serial release of engines.

TECHNOLOGY BACKGROUND

Overview

The use of hydrogen as a fuel alternative to gasoline is being seriously investigated as a result of the growing understanding of the limitation of the Earth’s petrochemical resources. In recent years, an intensive search for a safe, easily accessed, economical source of hydrogen production has taken place.

Hydrogen is one of the most plentiful elements on Earth. A hydrogen molecule is chemically simple, being nothing more than two hydrogen ions bound together by energy. When this bond is broken to collect its energy, the resulting ions look to recreate a stable molecule by binding with any available ion, preferring the hydroxide ion, which creates water. If the reaction takes place in a closed environment where carbon-based ions are not available, the reaction cannot result in the creation of greenhouse gases. The benign nature of this reaction, and the fact that its only waste product is pure water, makes hydrogen a valid and worthy alternative fuel which competes well with other forms of alternative power. The large-scale deployment of hydrogen vehicles, especially in highly congested urban areas, will lead to decreased emissions of greenhouse gases and ozone precursors.

Hydrogen as an Alternative Fuel

The most promising use of hydrogen fuel is not for powering internal-combustion engines, because the efficiency of that power transfer falls in the 15% to 20% range. Rather, hydrogen is being investigated and developed to power hydrogen electric fuel cells, which is a reaction that can provide an efficiency of over 90%.

Hydrogen is an energy carrier, not an energy source, so the energy used by a hydrogen-fuelled car needs to be provided by either a conventional power plant or a generator. While not the ideal setup, hydrogen-generating power plants offer significant advantages over traditional oil refineries, even when traditional fuels are used as a feedstock for hydrogen production. By moving the conversion of fossil fuels from the vehicle to the industrial environment, the byproducts of combustion or gasification can be treated and controlled before they are released to the natural environment. This is a process that is extremely difficult to implement at the tailpipe.

Even greater advantages exist when vehicles are equipped with hydrogen generators. These onboard generators reduce the infrastructure load and allow the vehicles to travel a greater distance before returning to an area providing the electricity necessary for a recharge. (http://www.naturalnews.com/021871.html or www.ecotality.com/pressreleases/101607_ETLY_APS_AHP.pdf)

The Hydrogen Vehicle

A hydrogen vehicle is a vehicle that uses hydrogen as its onboard fuel for motive power. The term may refer to a personal transportation vehicle, such as an automobile, or any other vehicle that uses hydrogen in a similar fashion, such as an aircraft. The engines of such vehicles convert the chemical energy of hydrogen into mechanical energy (torque) in one of two methods: combustion, or electrochemical conversion in a fuel-cell.

In combustion, the hydrogen is burned in engines in fundamentally the same method as traditional gasoline cars. The efficiency of these engines is in the range of 15 – 20%. On the other hand, in fuel-cell conversion, the hydrogen is reacted with oxygen to produce water and electricity, the latter of which is used to power an electric traction motor. (See http://en.wikipedia.org/wiki/Electric_car#Energy_efficiency)

The molecular hydrogen needed as an on-board fuel for hydrogen vehicles can be obtained through many thermochemical methods:

•	Natural gas;
•	Coal gasification;
•	Liquefied petroleum gas;
•	Biomass gasification;
•	Biological hydrogen production;
•	Thermolysis; and
•	Electrolysis.

Of all of these forms, research has found that electrolysis is the most promising. When the electricity used to begin the electrolytic reaction is provided using renewable energy, the hydrogen production should result in zero net carbon dioxide emissions. This process can occur onboard a vehicle when a catalyst is used.

Based on the energy usage of vehicles currently on the market, a 310 to 370 Miles trip taken by a 2,201 lb to 4,405 lb automobile requires about one GJ (gigajoule or 7.4•108 ft•lbf) of energy. This amount of energy is provided by 17.6 lb of hydrogen. At a pressure of 4,409 psi, this amount of hydrogen could be pumped into a 79 gal cylinder (tank), whose weight would add about 2,201 lb to the overall weight of the automobile.

In 2005, the Ford Motor Company planned to launch the mass production of the Ford U off-road vehicle, using hydrogen in steel cylinders as fuel [http://www.new-cars.com/concept/2003/ford-u-concept.html]. The added weight of the cylinders was seen to be a problem, as was the difficult and laborious process of replacing a cylinder. Additionally, it was observed that at high pressure, hydrogen will diffuse through the walls of any containment device, even through steel cylinder walls that are 1.3 inch thick. This diffusion creates an explosion hazard and has deterred the industry from continuing to develop vehicles in that format [ http://www.freepatentsonline.com/WO2005033366.pdf]. By adding a rechargeable lithium battery-based Hydrogen Generator (HG), the Company believes that the need for hydrogen storage is significantly reduced or eliminated.

Lithium Batteries

Lithium batteries work by shuttling lithium ions between the anode (the source of the ions and electrons being moved) and the cathode (the ion and electron receptor) of the battery. The anode is generally a lithium-containing compound, while the cathode is a material capable of accepting lithium ions into its structure. When a battery is discharged, lithium ions flow from the anode to the cathode, accompanied by electrons and creating hydrogen as a byproduct. This flow of electrons is electrical current and can be used to power portable or non-fixed devices. The battery can be recharged by adding enough electricity to force the reaction backwards, re-adding Lithium ions to the anode and resetting its potential to create hydrogen and energy.

Hydrogen Generators

A hydrogen generator is a specific type of lithium battery. The anode is a lithium-containing compound that, when combined with water and after having a modest amount of electricity added to start the reaction, creates Lithium and hydroxide ions as a product and hydrogen as a byproduct. Depending on the design of the vehicle’s engine, this hydrogen byproduct can be used either to power an engine directly, by being added to the pistons, or indirectly, by first being directed through a fuel cell.

Figure 1: The Hydrogen Generating Lithium Battery

Advantages of Hydrogen Vehicles

Vehicles fuelled by hydrogen generated onboard would conceivably have many strengths in the marketplace. Probably their best-marketed feature at this point is the cleanliness of the reaction itself and the benign nature of its byproducts. When the energy-generating reaction is brought to completion, the waste products created are simply oxygen and water. Upon further examination, it becomes clear that other advantages exist as well.

The first is that unlike many products designed for use with alternative fuel sources, the price of a car equipped with an Hydrogen Generator (HG) is not expected to be any greater than the price of a car equipped with a conventional gasoline or diesel engine.

Physically, a car equipped with an HG can look the same as a conventional car, since the HG component will require only 15% of the mass and 20% of the volume of a standard gasoline or diesel car engine. The car should not pilot differently than an internal combustion-engine car, leading to a familiar and comfortable ride.

The car should require fewer stops for refueling; on the average, an HG-equipped vehicle is expected to travel at least 310 miles without the need for recharging. When the time to recharge arrives, the car can be plugged into any conventional power source.

Additionally, at the end of the life of the hydrogen generator, it can be replaced and the used components recycled into the raw materials for a new hydrogen generator.

THE INDUSTRY, COMPETITION, AND MARKET

Hydrogen vehicles are beginning to move from the laboratory to the road. In the United States, the Energy Information Administration estimates that there are already 200 hydrogen-powered vehicles on the road, mostly used by public services or private utility companies. These vehicles use canisters of compressed hydrogen for fuel and with the current technology that intends to use any canisters storing compressed hydrogen, it is estimated that it will take ten years to see affordable hydrogen-powered cars on the market.

Once those cars are brought to market, the problem becomes refueling the canisters. With only 25 hydrogen refueling stations available across the entire United States according to our management’s research, who will buy a car that they cannot easily refuel? And if nobody owns hydrogen-powered cars, who would build the infrastructure needed to provide hydrogen gas?

One possible solution is to eliminate hydrogen refueling stations entirely. Our Company has developed an onboard hydrogen generator that eliminates the need for a refueling station, instead relying on recharging by a household electrical current. Energy would be returned to the car every 300 miles or so, in an overnight charge, while it is parked.

Background

There is no disputing the fact that the fossil fuel economy is loaded with complications. Many of these issues have recently been at the forefront of worldwide news coverage, and there is a growing acceptance that the future will be devoted to alternative fuels.

When an automobile burns a gallon of gasoline, 5 pounds of carbon are emitted into the air. If it were solid carbon, it would be very noticeable, like throwing a 5-pound bag of sugar into the air for every gallon of gas being burned. In reality, the carbon emitted by a car’s tailpipe is invisible, in the form of carbon dioxide gas, which cannot be easily perceived. Most of the world’s scientists agree that this carbon dioxide gas, also known as a greenhouse gas, is slowly raising the temperature of the planet. The ultimate effect of this ongoing temperature change is currently unknown, but it is strongly possible that this rise in temperature will lead to dramatic climactic changes affecting everyone on the planet.

The overdependence of our culture on fossil fuels can impact the natural environment in other ways, as well. Oil spills create an environmental catastrophe, with the specter of the Exxon Valdez spill still looming large in the public consciousness. Oil well fires cause ground-level and airborne pollution and risk hundreds of lives before they are extinguished. Pipeline explosions spread oil into the environment, and also disrupt product distribution, sometimes for weeks or even months, until they are rectified.

Distribution is another issue altogether. The United States, and in fact, most countries, cannot produce enough oil to meet demand. (http://www.iht.com/articles/2008/09/15/opinion/edkissinger.php). The importation of petroleum from oil-producing nations creates an economic dependence, where Middle East producers are free to raise prices and the remainder of the world has little choice but to pay the higher price.

This dependence on foreign markets also leaves the country vulnerable from a security standpoint. The Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 were designed to reduce dependence upon foreign energy sources, which has now grown to over 50% of total energy consumption, by relying on energy generated by domestically-produced, environmentally-friendly sources. These Acts designate several environmentally-friendly sources of energy, including hydrogen, as being important to the ongoing security and stability of the U.S. power system.

Advantages of the Hydrogen Economy

Management believes that a hydrogen economy offers the promise to eliminate many of the problems that the fossil fuel economy creates. The advantages of the hydrogen economy include:

•	The elimination of pollution caused by fossil fuels
•	When hydrogen is used in a fuel cell to create power, the only byproduct is water
•	There are no chemicals to be spilled into the natural environment
•	The elimination of greenhouse gases
•	When hydrogen comes from the electrolysis of water, no greenhouse gases are produced to be added to the environment
•	Electrolysis produces hydrogen from water, and the hydrogen later recombines with oxygen to create water and power in a fuel cell
•	The elimination of economic dependence
•	Necessary power can be generated domestically and is not prone to economic threats or disruption in the event of war or natural disaster
•	Distributed production
•	Hydrogen can be produced anywhere where electricity and water exists
•	Hydrogen production can even be adapted to be carried out in a home

The problems with the fossil fuel economy are so great, and the environmental advantages of the hydrogen economy so significant, that the push toward the hydrogen economy is very strong. Nevertheless, there has been a problem expanding the number of facilities needed to create a network of hydrogen refueling stations. Our company has attempted to address this issue by creating an onboard hydrogen generator that makes dependence on a refueling station unnecessary.

Competition

Hydrogen engines come in two varieties: electric engines powered directly by hydrogen fuel cells, and engines that are converted to use compressed hydrogen instead of the traditional gasoline. On a consumer level, the most likely transitional vehicle will be of the second type. These engines are called hydrogen-fueled internal combustion engines, or H2ICEs. While the H2ICE engine format will likely be marketable first, fuel cell engines are expected to become the standard within ten years of market exposure.

The H2ICE engine is already making an appearance on the market, with both the Mazda Motor Corporation and BMW AG introducing a limited production run of “dual-fuel” engines. With the flip of a switch, each car can switch back and forth between gasoline and hydrogen fuel.

The Mazda RX-8 uses a RENESIS Hydrogen Rotary Engine, which is ideally suited to burn hydrogen without inviting the backfiring that can occur when hydrogen is burned in a traditional piston engine. Twin hydrogen injectors and a separate induction chamber help maintain safer temperatures with the hot running hydrogen fuel.

The BMW H2R Record car, on the other hand has recently set 9 land records for hydrogen-powered cars with its six-liter 12-cylinder power unit developing an output of more than 210 kW or 285 hp. The H2R is equipped with dual gasoline/hydrogen tanks, but for the purposes of the land speed records, only the hydrogen tank was engaged. The difference between the standard BMW internal combustion engine and the modified engine involve the hydrogen injection valve (seat rings) and the choice of materials for the combustion chambers.

Further into the future, hydrogen fuel cell cars are expected to dominate the market. Fewer moving parts, less engine shimmy, cleaner burning and electricity regenerating properties should make the hydrogen fuel cell/electric engine a clear choice for many years to come. Toyota has already developed an SUV Fuel Cell Hydrogen Vehicle (FCHV as they call it) with a dashboard display that reports back on the operation of the fuel cell.

DaimlerChrysler, who owns Mercedes, also announced the production of a fleet of Mercedes-Benz A-Class hydrogen powered cars in the U.S. and Europe. The Mercedes F-Cell cars get their power from compressed hydrogen. Mercedes has also brought forth the F600 Hygenius Concept Car, which is powered by fuel cell and like hybrid vehicles, uses regenerative braking to recapture energy and recharge the batteries. The Mercedes F600 Hygenius also comes equipped with a 240v outlet, which, according to Mercedes can power two houses. The F600 Hygenius delivers 115 hp and has a range of 250 miles.

Honda has also developed its own hydrogen powered car and has reported that its cars are certified by the California Air Resources Board and the Environmental Protection Agency. Hydrogen-powered Honda vehicles are said to out-distance hydrogen-powered Mercedes cars, claiming that fuel cell cars can go 220 miles before needing refueling as opposed to the 90-mile per tank limit for the Mercedes. Honda has been the only automotive manufacturer to certify its fuel cell vehicle for regular daily consumer use and the first to offer its technology to an individual customer, the Spallino family of Redondo Beach, California.

Toyota has showcased their FINE-S concept car with a hydrogen fuel-cell hybrid-electric powertrain, which was built from the framework of their successful gasoline/electric hybrid car, the Prius.

Market Size

The large energy accumulation ability of proposed HG makes it a reliable, economically effective, and environmentally friendly source of energy for consumers. The energy produced could serve as a continuous, autonomous, or emergency energy supply for consumers. For instance, communication and transportation points, computer servers, banks or hospitals, navigation systems and far-away research stations, and recreation zones could all benefit from generated hydrogen power.

Research has shown that when it comes to hydrogen fuelled cars, an initial lack of infrastructure need not cause market failure (Conrad, 2007; Network Effects, Compatibility, and the Environment). Modeling has shown that the critical factors of petroleum prices, environmental concern, and the price of the technology itself have a far greater positive effect than the novelty of the technology.

Employees

The Company has 36 full and part time employees and 5 part-time employees in its lab in Ukraine.

#	Surname (In English)	First Name	Days Qtr1	Qtr2	Qtr3	Qtr4	Qtr5	Qtr6	Qtr7	Qtr8	Qtr9	Qtr10	Total Days
1	Madatov	Artem	52	52	52	52	52	52	52	52	52	52	520
2	Bondarenko	Sergiy	17	17	17	17	25	25	25	21	21	21	206
3	Bilogurov	Stanislav	7	7	7	7	12	11	9	7	5	7	79
4	Kulagin	Sergiy	7	7	7	7	12	10	9	7	5	7	78
5	Lyagushyn	Sergiy	8	7	7	7	12	10	9	7	5	7	79
6	Markov	Volodymyr	7	7	7	7	12	10	9	7	5	7	78
7	Melikayev	Yuriy	7	7	7	7	12	10	7	7	5	7	76
8	Mitrokhov	Sergiy	15	9	9	9	12	10	9	7	5	7	92
9	Petrov	Boris	7	7	7	7	12	10	9	7	5	7	78

#	Surname (In English)	First Name	Days Qtr1	Qtr2	Qtr3	Qtr4	Qtr5	Qtr6	Qtr7	Qtr8	Qtr9	Qtr10	Total Days
10	Polyakova	Lyubov	7	7	7	7	12	10	9	7	5	7	78
11	Volkov	Gennadiy	7	7	7	7	12	10	9	7	5	7	78
12	Zolot’ko	Olexandr	7	7	7	7	12	10	9	7	5	7	78
13	Plakhotnyk	Volodymyr	2	2	2	2	21	21	21	21	21	21	134
14	Gulivec	Igor	2	2	2	2	12	9	6	9	8	9	61
15	Soroka	Nina	2	2	2	2	12	9	6	10	8	9	62
16	Tarasova	Lidia	3	3	2	2	42	39	36	39	39	41	246
17	Tovmash	Nataliya	2	2	2	2	12	9	6	9	9	9	62
18	Solovey	Victor	30	30	30	30	30	30	30	30	30	30	300
19	Makarov	Olexandr	20	20	20	20	20	20	20	20	20	20	200
20	Lysjev	Vyjcheslav	20	20	20	20	20	20	20	20	20	20	200
21	Bershova	Irina	20	20	20	20	20	20	20	20	20	20	200
22	Levterov	Anton	15	15	15	15	15	15	15	15	15	15	150
23	Savchenko	Volodymyr	15	15	15	15	15	15	15	15	15	15	150
24	Buzhura	Anatoliy	20	20	18	18	18	18	10	10	10	10	152
25	Vorobjova	Irina	20	20	20	20	20	20	20	20	20	20	200
26	Zhirov	Oleksandr	30	30	30	30	30	30	30	30	30	30	300
27	Shevchenko	Andry	20	20	20	20	20	20	20	20	20	20	200
28	German	Liudmila	20	20	20	20	20	20	20	20	20	20	200
29	Semikin	Vitaly	10	10	10	10	10	10	10	10	10	10	100
30	Tarasov	Vasyl’	52	52	52	52	52	52	52	52	52	52	520
31	Guz	Yuriy	24	24	21	21	20	21	21	21	21	21	215
32	Papyrin	Anatoly	12	7	7	3	7	3	3	2	2	3	49
33	Sanin	Fedir	18	17	17	7	11	7	7	7	7	7	105
34	Sanin	Anatoly	18	17	17	7	11	7	7	7	7	7	105
35	Bozhko	Sergiy	18	17	17	7	11	7	7	7	7	7	105
36	Mironenko	Petro	18	17	17	7	11	7	7	7	7	7	105

International Patterns

Internationally, a movement is underway to bring hydrogen-fueled vehicles to market. In the largest announced project to date, in 2007, the European Union announced a project that may be worth up to one billion Euros (approx $1.5 billion USD) to fund the development of hydrogen-powered cars.

Many other areas have created projects to develop hydrogen fueled engines. A highly efficient low-cost hydrogen combustion engine and fuel tank is to be developed by the University of Melbourne and industry collaborators Ford Australia and Haskel Australia. The $3 million project is supported by a $1.2m State Government grant from the Energy Technology Innovation Strategy (ETIS) in the Department of Primary Industries.

Other projects have been announced in the United States, China, and India, of varying expense and complexity. No jurisdiction has announced a lack of willingness to develop and fund hydrogen fuelled engine technology.

Emerging Markets

When considering hydrogen-fuelled engines, it is important to realize that any region with electrical service, and any industry that uses fuelled engines, could be developed as an emerging market. The opportunities are limitless, bound only by ingenuity.

Using technology developed in the hydrogen-fuelled motorcar industry, Boeing is in the test phases of its development of a hydrogen-fuelled airplane. Each technological development fuels and inspires other sectors of the transportation industry, and every investment is returned with knowledge that furthers the hydrogen-fueled car towards production.

Management sees hydrogen powered vehicles as the future. As with any new technological process, the most pressing ongoing challenge is to lower the costs of the technology to the point where mass-market involvement is both possible and profitable. In addition to the question of accessibility, with hydrogen powered vehicles, ensuring an adequate electrical infrastructure is available for the recharging process of the onboard battery system is important.

Many experts believe that hydrogen powered cars for the consumer are still 3 – 10 years away, but we believe that as with all technology, one or two small breakthroughs will result in immediate marketability.

Methodology

The methodology for the creation of new technology surrounding energy generation, and the environmentally-friendly energy carrier for automobile transport, is based on research of Li and Na (Me) electrode materials. It is also dependent on the development of the electrochemical reactor, which generates hydrogen and provides electricity.

At the first stage of operations, the principal scheme of the energy system will be developed. This will include solving some basic problems in creating the system, which include obstacles in hydrogen transport systems, with the use of heat-mass exchange research and mathematical modeling on the microscopic scale. Additionally, the thermodynamic characteristics of substance phase creation at different stages of the HG energy conversion process will be fully investigated.

At that stage of the development of the experimental ER cell, the following scientific approaches and methods will be used:

•	ER case durability calculation and capsulation means will be performed according to accepted scientific methods developed through liquid space rocket long-term impermeability development.
•	Since overvoltage at hydrogen formation is used as electrical current source and for hydrogen obtaining at the same time, ER active mass will be developed with electrochemical exploration methods.
•	ER electrodes will be observed and tested by many methods: physical metallurgy methods, optical and Scanning electron microscopy (SEM), X-Ray Diffraction (XRD), differential thermal analysis, gas permeability, mechanical testing, noninvasive crack detection, exploitation testing, and chemical reliability testing.
•	The contact melting modern method will be used for electrodes material formation.
•	The method of impregnation of carbon porous materials for SRT will be used for ER composite electrode development.
•	Charge and discharge of the Me|MeOH|H2O cell will be studied with Chronopotentiometry and electrochemical impedance methods.
•	Start heating and finish cooling of ER will be studied using calorimetry, keeping in mind that all chemical reactions in ER are exothermal.
•	The problem of float Me to the electrolyte surface was solved by the method of creation of cathode composition, by means of Li intermetallides selection on density. Physical metallurgy methods will be used, i.e. XRD study of phases creation and zone melting.
•	The use of the electrode surface passiation method allows overvoltage at hydrogen formation to obtain e.m.f., which is sufficient for water decomposition in the electrolyser.
•	The melted alkaline electrolysis method is the base of HG recharging. At the time of electrolysis, alkaline metal ions return to the cathode and gaseous oxygen, which is formed on the anode and outlet into the environment.
•	Using the method of thermodynamic calculation should allow the use of the exothermic reaction heat for maintenance of the work temperature of the ER, and to start heating and cooling stoppage of HG.

At the stage of development of the basic assemblies of the HG, the following scientific approaches and methods will be used:

•	The calculation method for heat and mass exchange, which was used for heat pipe development as successfully deployed on the space satellite “Ocean”.
•	Thermocondensation of subtle disperse polymer powder into porous metal skeleton method with further drying and heat agglomeration will be used for final [fine] filter preparation.

At the stage of HG experimental car testing the following scientific approaches and methods will be used:

•	Development testing of the car will be implemented according to methods on existing test bench at IMEP NASU for hydrogen accumulators and metal hydride activation.
•	Development testing of the car ICE with Hydrogen fuel and exhaust analysis will be implemented using method of express gases analyses and mechanical test method.

We plan to use a novel and adventurous approach to the joining of the Me hydrolysis process with the obtaining of electricity. Management believes that this method will allow us to use Me more effectively in order to obtain double the hydrogen quantity by means of the electrolysis of water. Consequently, the HG would then fit into the US DOE criteria; the liquid Me electrode provides current density and reaction speed at ten times the efficiency of other Me systems, and is sufficient to produce the dynamics to power a car.

Patents, Trademarks & Licenses

The project contains USSR inventors certificate, Ukrainian patent, IP Protection: International application WO2005033366 “METHOD OF PRODUCING HYDROGEN AND DEVICE THEREFOR” [Wipo Patent WO/2005/033366 http://www.freepatentsonline.com/WO2005033366.pdf], PCT protected priority of invention “Method of hydrogen producing and device therefor” (International application # PCT/UA2004/000004).

Management has suspended its filing of the patent application on invention “Method of hydrogen producing and device therefor” (International application # PCT/UA2004/000004) until it receives further funds necessary to proceed. In addition, management intends to file for the patent in the United States once it receives further funds necessary to proceed.

Financial Projections

R&D steps:

(1)	Study of charge-discharge processes in galvanic element Li/LiOH/H2O/O2 in order to increase its effectiveness on electrical current and e.m.f.
(2)	Modernization of galvanic element Li/LiOH/H2O/O2 and selection of materials, keeping in mind results which are obtained during step 1.
(3)	Further design of automatic control device for the whole cycle of charge-discharge of galvanic element;
(4)	Building of full-industrial size energy source — HG for a car;
(5)	Bench test of the car’s HG;
(6)	Installation of full-industrial sized HG onto mass-produced automobile modernized for combined electrical-hydrogen propulsion;
(7)	On-the-road test of the HG modernized automobile.

MARKETING PLAN

Intellectual Property

Our patent-pending, vehicle-borne Hydrogen Generator (HG) is a hermetic reservoir with electrodes consisting of a specially-reactive Lithium alloy and a unique mixture of inactive metals that provide a constant volume of melt. The electrical reaction can run forward, with the anode and cathode providing current to power an automobile, or reversed to accept energy from an electricity source during the recharging process.

The primary input components of the reaction are water, electricity the specially-reactive Lithium alloy. It is important to note that Lithium is widely available and inexpensive; it is well-distributed on Earth and is an abundant element.

To begin the energy transfer, an automatically controlled valve adds water into the reservoir and the reaction starts:

Equation 1:  The Reaction of the Hydrogen Motors, Inc. Hydrogen Generator

Li - e- = Li+ (anode) || 2 H2O + 2e- = 2OH- +H2 (cathode)

Electrons created by this process leave the reactor through an electrical line, entering a conventional electric engine to do useful work. Hydrogen is created and contained in the body of the feeder. The safety of the feeder has been enhanced by our work with specialists on the sealing of the hydrogen containment systems used in space rocketry.

Hydrogen produced may have one of two destinations, either entering the pistons of the engine directly or moving into a fuel cell battery. In either case, the energy resulting from the hydrogen generation is used to provide the engine with propulsive power.

The hydrolysis reaction can only run as long as water is present, and will cease entirely when the Lithium has been fully depleted. Hydrolysis of 123.35 lb of Lithium gives 17.6 lb or 19,800 gal of Hydrogen. This amount of hydrogen would provide 3 GJ (833.3 kWh or 2.2•109 ft•lbf ) of energy (GJ = gigajoule (SI unit), 1 J = 0.7376 ft•lbf (foot-pound force), including some in the form of electrical energy, at the time of driving.

After exhausting of charge the car the HG needs to be recharged with an electrical current from a power line while parked. An electrical heater warms the engine to 392 F, and then the electrodes are switched to direct electrical current from the power line to the battery for ten hours. Under this electrical current, the reaction inside the generator is reversed. The Lithium goes through the reductive process, while water vapor and oxygen is formed. When the reaction is complete, the electrical current is automatically switched off. Our unique hydrogen generator design allows up to 1500 onboard cycles of charging and discharging.

The hydrolysis reaction can only run as long as water is present, and will cease entirely when the Lithium has been fully depleted. Hydrolysis of 123.35 lb of Lithium gives 17.6 lb or 19,800 gal of Hydrogen. This amount of hydrogen would provide 3 GJ (833.3 kWh or 2.2•109 ft•lbf) of energy (GJ = gigajoule (SI unit), 1 J = 0.7376 ft•lbf (foot-pound force), including some in the form of electrical energy, at the time of driving.

Marketing Strategies

Management believes that developed hydrogen generators will allow society to rebuild most of its transport network on environmentally clean energy — electricity and hydrogen. This is especially true in countries with either a developed electrical grid or a high potential to generate renewable energy, such as solar, wind or wave power. It is expected that the cost of running an HG-equipped car for 0.6 mile will be equal to the cost of 1 or 2 kWh of electricity. By exploiting inexpensive off-peak power rates, significant financial savings can be gained while at the same time, lowering the environmental impact of the transportation network and exploiting the potential of off-peak energy regeneration.

Distribution Channels

There are many potential customers for our product; fuel-powered engines are exceedingly common in modern life and our product may be translated into most of those engines.

The largest market share is expected to come from the automotive industry. Cars and light trucks account for a vast number of the fuel-powered engines currently in use worldwide, and we are poised to take advantage of the sheer mass of the market. Additionally, the recreational-vehicle industry has lately seen a decline due to the staggering cost of rising fuel and oil prices, turning their product from an enjoyable holiday pastime to an expensive luxury out of the reach of all but the very richest portion of society. The addition of a vehicle-borne hydrogen generator could reduce the overall cost of operation for recreational vehicles, refurbishing a declining market and returning sales volumes to former levels.

Another, overlooked segment of the market consists of industrial engines. Small engines have a disproportionately large environmental impact for the load of the work that they do; lawnmowers especially are being targeted across North America and around the world as being primary polluters on smog-alert days, and their operation is often prohibited at such times. The replacement of the old-type two-stroke gasoline engine with a hydrogen-fuelled model could eliminate such emissions being created for cosmetic purposes and will reduce the overall load of greenhouse gas and particulate emissions in urban and suburban areas. In rural areas, the manufacture of off-road machinery such as tractors with onboard hydrogen generation and hydrogen-fuelled engines could not only help reduce the pollution associated with gas and diesel engines, but also help reduce the dependency of the farmer on a fuel-providing infrastructure, and reduce the downtime of the vehicle while being refueled — a significant time savings in such large engines.

Other business areas could also benefit from the hydrogen-fuelled engine. Investigations are currently being undertaken with regards to the use of these engines in the marine and aviation industries as well.

DESCRIPTION OF PROPERTY

The company leases an office located 3600 Twilight Court Oakton, VA 22124. Out telephone number is 703-407-9802. The space is owned by Dmitry Shvenderman and is provided at no cost.

LEGAL PROCEEDINGS

Since inception, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

MANAGEMENT

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

The following table sets forth certain information with respect to our directors, executive officers and key employees.

Name	Age	Position
Dmitry Shvenderman	50	Chief Executive Officer; Chief Financial Officer/Principal Accounting Officer; Director
Vasyl’ Tarasov	42	Chief Technology Officer; Director

DMITRY SHVENDERMAN, President; Chief Executive Officer (CEO); Chief Financial Officer/Principal Accounting Officer (CFO); Director

Mr. Dmitry Shvenderman joined us in January 2008. From 2004 on present time he serves as the founding partner of a Real Estate investment company specializing in residential and commercial construction. From 1998 to 2004 he served as President of Intercall Telecommunications Inc., a company specializing in international and domestic phone services. Mr. Shvenderman supervised 5 full time employees + two part- time technicians (New York — in telecommunication switch location) and the company’s distribution network (including 45 agents and retail stories). In 1998, Mr. Shvenderman served as manager of General Examination System (Genesys) project of UTA Inc. It’s project for the Federal Deposit Insurance Corporation (FDIC), which utilizes this system to assist a team of examiners during bank examination sessions; where he was in charge of the team, that was responsible for developing Financial Data module, used to input and/or adjust financial information. From 1989 to 1995 he served as President of Vikas, Inc. which was established and developed as a Russian-American joined venture specializing in international import-export operations. The company imported a variety of telecommunication and photo equipment from United States to Russia; In this function he developed company strategy, negotiated contracts, conducted market and financial analysis. Mr. Shvenderman is a graduate of the Moscow Academy of Chemical Engineering. MS in Engineering, 1980.

VASYL’ TARASOV, Chief Technology Officer (CTO); Director

Mr. Vasyl’ Tarasov joined us in December 2007. From 1988 to 1990 Mr. Tarasov was the Engineer on test and adjustments of product innovation for “Searchlight Crayons” Elets Plant (Russia). As an X-ray engineer of physical laboratory “Searchlight Crayons” Elets Plant. Basic activity: electro-mechanical test of voltage adjusters for war-plane, X-ray diffraction study of raw material composition, X-ray analysis of finished commodity. From 1990 – 1992 he was the software product manager for “Dynaris” Production Cooperative. From 1992 until 1993 he served as a Scientific assistant for the Biological Scientific-Research Institute of Dnipropetrovs’k State University, where he studied atmospheric precipitation, water, soil radioactivity in the Dnepropetrovsk area, computerized analysis of samples composition and data handling. From 1995 – 2001 he was a Manager of the Industrial-Financial Corporation “United Energy Systems of Ukraine”, where he managed at machine building and equipment department. Basic activity: formation and management of contracts, logistics, data handling. From 2002 through 2004 Mr. Tarasov worked as Director Pridneprovie’s scientific-educational and informative center for cleaner production”, NGO. From 2004 through 2006. Mr. Tarasov worked in scientific-production and commercial firm “Istochnik”, an environment protection project development. From 2007 to the present, Mr. Tarasov serves as manager on Metal waste management JSC Eurometall. Mr. Tarasov is a graduate of the Dnepropetrovsk State University, acquired qualification: physicist (specialization: biologically-based design and process control system), 1988.

Mr. Shvenderman and Vasyl’ Tarasov will devote 100% of their time to the company business.

Compensation of Directors

We do not pay our Directors any fees in connection with their role as members of our Board. Directors are not paid for meetings attended at our corporate headquarters or for telephonic meetings. Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings. Each board member serves for a one year term until elections are held at each annual meeting.

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

Family Relationships

There are no family relationships on the Board of Directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934 during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, the following officers, directors and owners of 10% or more of our outstanding shares have not filed all Forms 3, 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934:

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer or controller or persons performing similar functions. Such Code of Ethics is filed as Exhibit 14.1 hereto.

Executive Compensation

The following table sets forth for the fiscal years ended January 30, 2008, the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our Chief Technology Officer whose total compensation the last fiscal year was zero.

Summary Compensation Table

	Fiscal Year Ended August 31	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position		Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Dmitry Shvenderman/CEO	2008	$0.00	$0.00	$0.00	None
Vasyl’ Tarasov/CTO	2008	$0.00	$0.00	$0.00	None

Dmitry Shvenderman has not been awarded, paid or earned any executive compensation.

Outstanding Equity Awards at Fiscal Year-End Table

None.

Option Exercises and Stock Vested Table

None.

Pension Benefits Table

None.

Nonqualified Deferred Compensation Table

None.

All Other Compensation Table

None.

Perquisites Table

None.

Potential Payments Upon Termination or Change in Control Table

None.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

DESCRIPTION OF CAPITAL STOCK

General

The company is authorized to issue 75,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of January __, 2008, there were 5,293,000 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident in Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination”, unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitation of Liability: Indemnification

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Nevada law. Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of The Articles of Incorporation

Our Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

MARKET FOR REGISTRANT’S COMMON EQUITY,
RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common shares are not currently quoted on any exchange.

Holders

We have approximately 37 record holders of our common stock as of January 30, 2008.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

Equity Compensation Plan Information

Stock Option Plan

The Company, at the current time, has no stock option plan or any equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of the common stock as of January 30, 2008, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each officer and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 3600 Twilight Court, Oakton, VA.

Name of Beneficial Owner	Number of Shares of Common Stock(1)	Percent of Class
Dmitry Shvenderman, President and Chief Executive Officer	2,500,000	47.2%
Vasyl’ Tarasov, Chief Technology Officer	800,000	15.1%

(1)	Based on 5,293,000 issued and outstanding shares of common stock.

Certain Relationships and Related Transactions

There have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, nor any of their immediate family members.

Interests of Named Expert and Counsel Legal Matters

Our financial statements for the year ended August 31, 2008, contained in this prospectus have been audited by Moore & Associates Chartered, registered independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting. Moore & Associates Chartered does not own any interest in us.

Joseph I. Emas passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus. Joseph I. Emas does not own any interest in us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747, provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

HYDROGEN MOTORS, INC.

EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Hydrogen Motors, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Hydrogen Motors, Inc. (A Development Stage Company) as of August 31, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on November 11, 2007 through August 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hydrogen Motors, Inc. (A Development Stage Company) as of August 31, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on November 11, 2007 through August 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred loss of $3,300 from inception to August 31, 2008, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
December 16, 2008

2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NEVADA 89146 (702) 253-7499 Fax: (702) 253-7501

HYDROGEN MOTORS, INC.
(A Development Stage Company)

BALANCE SHEET

August 31, 2008
ASSETS
Current assets
Cash in bank	$29,895
Total current assets	29,895
Total assets	$29,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$—
Total current liabilities	—
Total liabilities	—
Stockholders’ equity
Common Stock: $0.001 par value, 75,000,000 shares authorized, 5,293,000 shares issued and outstanding	5,293
Additional Paid in Capital	27,902
Deficit Accumulated During The Development Stage	(3,300)
Total stockholders’ equity	29,895
Total liabilities & stockholders’ equity	$29,895

The accompanying notes are an integral part of these statements.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

STATEMENT OF OPERATIONS

From Inception November 11, 2007 Through August 31, 2008
Revenues	$—
Cost of sales	—
Gross margin	—
Operating expenses
General and Administrative	3,300
Total operating expenses	3,300
Net loss before income taxes	3,300
Income tax expense	—
Net loss	$(3,300)
Basic Loss per Common Share	$(0.00)
Weighted Average Common Shares Outstanding	4,264,355

The accompanying notes are an integral part of these statements.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY
(From November 11, 2007 (Inception) Through August 31, 2008)

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Equity
	Shares	Amount
Balance, November 11, 2007	—	$—	$—	$—	$—
Common Shares issued to Founders at $0.001 per Share on July 1, 2008	3,300,000	$3,300	$—	$—	$3,300
Common Stock issued for cash at $0.015 per Share on August 1, 2008	1,993,000	1,993	27,902		29,895
Net Loss for period ended August 31, 2008				(3,300)	(3,300)
Balance, August 31, 2008	5,293,000	$5,293	$27,902	$(3,300)	$29,895

The accompanying notes are an integral part of these statements.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

STATEMENT OF CASH FLOWS

From Inception November 11, 2007 Through August 31, 2008
Operating activities:
Net loss	$(3,300)
Adjustments to reconcile net income to net cash provided by operating activities:
Common stock issued for service	3,300
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	—
Increase (decrease) in accounts payable	—
Net cash used in operating activities	—
Investing activities:
Property and equipment purchased	—
Net cash (used) by investing activities	—
Financing activities:
Proceeds from common stock issued	29,895
Net cash provided by financing activities	29,895
Net increase in cash	29,895
Cash – Beginning of the period	—
Cash – End of the period	$29,895
Supplemental cash flow disclosure:
Cash paid for:
Interest	$—
Income taxes	$—
Non-cash financing activities:	$—

The accompanying notes are an integral part of these statements.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
August 31, 2008

1. Summary of Significant Accounting Policies

Nature of Business

Hydrogen Motors, Inc. (the Company) was incorporated in the State of Nevada on November 11, 2007. Company focuses on developing technology for use as an onboard power source for vehicular engines. We have invented and developed a proprietary process of hydrogen generation using environmentally benign raw materials that can take place right within the engine of the vehicle. The addition of this onboard hydrogen generator eliminates the need for hydrogen storage in the vehicle’s engine, making the vehicle lighter and safer, and reducing its reliance on a national infrastructure set up to provide hydrogen.

The main goal of the project is the development, manufacture, and roadway testing of an experimental-industrial specimen of the Vehicle Borne Hydrogen Generator (VBHG). The VBHG produces hydrogen and spends water at the time of operation and requires an outside electrical input only at the time of recharge. A new technological process for an electrochemical reactor (ER) will provide for a renewable cycle of hydrogen and electromagnetic forces simultaneous with the materials’ interaction with water.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of August 31, 2008.

	(Loss) (Numerator)	Shares (Denominator)	Basic (Loss) Per Share Amount
For the Period Ended August 31, 2008	$(3,300)	4,264,355	$(0.00)

Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Comprehensive Income

The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the periods ended August 31, 2008.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of August 31, 2008.

Cash and Cash Equivalents

Cash and cash equivalents include all short-term liquid investments that are readily convertible to know amounts of cash and have original maturities of three months or less. As of August 31, 2008 there were no cash equivalents.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
August 31, 2008

1. Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 Requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

No provision was made for Federal income tax. The provision for income taxes consists of the state minimum tax imposed on corporations.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America. The Company has adopted at August 31 fiscal year end.

Stock-Based Compensation

As of August 31, 2008, the Company has not issued any share-based payments to its employees.

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities’ fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The Company has selected to utilize the fair value of the stock issued as the measure of the value of services obtained.

Recent Accounting Pronouncements

Statement No. 155 — Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only stripsondebt

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
August 31, 2008

1. Summary of Significant Accounting Policies  – (continued)

instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.

Statement No. 156 — Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied.

Statement No. 157 — Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to clarify how to measure fair value and to expand disclosures about fair value measurements. The expanded disclosures include the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value on earnings and is applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

Statement No. 158 — Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R))

This statement improves the financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liabilities in its statement of financial positions and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
August 31, 2008

1. Summary of Significant Accounting Policies  – (continued)

Statement No. 159 — The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115

This statement permits entities to choose to measure many financial instruments and certain items at fair value. The objective is to improve the financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement objectives for accounting for financial instruments. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

2. Common Stock

The company is authorized to issue 75,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of August 31, 2008, there were 5,293,000 shares of common stock issued and outstanding.

3. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from inception to August 31, 2008 of $3,300.

Losses are expected to continue for the immediate future. In addition, the Company’s cash flow requirements have been met by the generation of capital through private placements of the Company’s common stock and loans. Assurance cannot be given that this source of financing will continue to be available to the Company and demand for the Company’s equity instruments will be sufficient to meet its capital needs. However; the company is in process of following through with its business plan with sufficient capital at present to meet its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet it’s obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to generate revenues.

HYDROGEN MOTORS, INC.

FINANCIAL STATEMENTS
November 30, 2008

HYDROGEN MOTORS, INC.
(A Development Stage Company)

BALANCE SHEETS

	November 30, 2008	August 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash in bank	$11,791	$29,895
Total current assets	11,791	29,895
Total assets	$11,791	$29,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$—	$—
Total current liabilities	—	—
Total liabilities	—	—
Stockholders’ equity
Common stock: $0.001 par value; 75,000,000 shares authorized, 5,293,000 shares issued and outstanding	5,293	5,293
Additional Paid in Capital	27,902	27,902
Deficit accumulated during the development stage	(21,404)	(3,300)
Total stockholders’ equity	11,791	29,895
Total liabilities & stockholders’ equity	$11,791	$29,895

The accompanying notes are an integral part of these financial statements.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	For the Three Months Ended November 30, 2008	From Inception on November 11, 2007 Through November 30, 2007	From Inception on November 11, 2007 Through November 30, 2008
	(Unaudited)
Revenues	$—	$—	$—
Cost of sales	—	—	—
Gross margin	—	—	—
Operating expenses
General and Administrative	18,104	—	21,404
Total operating expenses	18,104	—	21,404
Net loss before income taxes	18,104	—	21,404
Income tax expense	—	—	—
Net loss	$(18,104)	—	$(21,404)
Basic loss per common share	$(0.00)
Weighted Average Common Shares Outstanding	4,957,223

The accompanying notes are an integral part of these financial statements.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	For the Three Months Ended November 30, 2008	From Inception on November 11, 2007 Through November 30, 2007	From Inception on November 11, 2007 Through November 30, 2008
	(Unaudited)
Operating activities:
Net loss	$(18,104)	$—	$(21,404)
Adjustments to reconcile net income to net cash provided by operating activities:
Common stock issued for services	18,104	—	21,404
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	—	—	—
Increase (decrease) in accounts payable	—	—	—
Net cash used in operating activities	—	—	—
Investing activities:
Property and equipment purchased	—	—	—
Net cash (used) by investing activities	—	—	—
Financing activities:
Proceeds from common stock issued	—	—	29,895
Net cash provided by financing activities	—	—	29,895
Net increase in cash	18,104	—	29,895
Cash – Beginning of period	29,895	—	—
Cash – End of period	$11,791	—	$11,791
Supplemental cash flow disclosure:
Cash paid for:
Interest	$—
Income taxes	$—
Non cash financing activities:	$—

The accompanying notes are an integral part of these financial statements.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
November 30, 2008

1. Summary of Significant Accounting Policies

Nature of Business

Hydrogen Motors, Inc. (the Company) was incorporated in the State of Nevada on November 11, 2007. Company focuses on developing technology for use as an onboard power source for vehicular engines. We have invented and developed a proprietary process of hydrogen generation using environmentally benign raw materials that can take place right within the engine of the vehicle. The addition of this onboard hydrogen generator eliminates the need for hydrogen storage in the vehicle’s engine, making the vehicle lighter and safer, and reducing its reliance on a national infrastructure set up to provide hydrogen.

The main goal of the project is the development, manufacture, and roadway testing of an experimental-industrial specimen of the Vehicle Borne Hydrogen Generator (VBHG). The VBHG produces hydrogen and spends water at the time of operation and requires an outside electrical input only at the time of recharge. A new technological process for an electrochemical reactor (ER) will provide for a renewable cycle of hydrogen and electromagnetic forces simultaneous with the materials’ interaction with water.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of November 30, 2008.

	(Loss) (Numerator)	Shares (Denominator)	Basic (Loss) Per Share Amount
For the Period Ended November 30, 2008	$(21,404)	4,264,355	$(0.00)

Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Comprehensive Income

The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the periods ended November 30, 2008.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of November 30, 2008.

Cash and Cash Equivalents

Cash and cash equivalents include all short-term liquid investments that are readily convertible to know amounts of cash and have original maturities of three months or less. As of November 30, 2008 there were no cash equivalents.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
November 30, 2008

1. Summary of Significant Accounting Policies – (continued)

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 Requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

No provision was made for Federal income tax. The provision for income taxes consists of the state minimum tax imposed on corporations.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America. The Company has adopted at August 31 fiscal year end.

Stock-Based Compensation

As of November 30, 2008, the Company has not issued any share-based payments to its employees.

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities’ fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The Company has selected to utilize the fair value of the stock issued as the measure of the value of services obtained.

Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”. SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
November 30, 2008

1. Summary of Significant Accounting Policies – (continued)

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

2. Common Stock

The company is authorized to issue 75,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of November 30, 2008, there were 5,293,000 shares of common stock issued and outstanding.

3. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from inception to November 30, 2008 of $ 21,404.

Losses are expected to continue for the immediate future. In addition, the Company’s cash flow requirements have been met by the generation of capital through private placements of the Company’s common stock and loans. Assurance cannot be given that this source of financing will continue to be available to the Company and demand for the Company’s equity instruments will be sufficient to meet its capital needs. However; the company is in process of following through with its business plan with sufficient capital at present to meet its business plan.

HYDROGEN MOTORS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
November 30, 2008

3. Going Concern – (continued)

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet it’s obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to generate revenues.

HYDROGEN MOTORS, INC.

643,000 Shares of Common Stock

PROSPECTUS

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Until , 2008, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.

, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. COMPANY will pay all expenses in connection with this offering.

Commission Registration Fee	$19.00
Printing and Engraving Expenses	100.00
Accounting Fees and Expenses	15,000.00
Legal Fees and Expenses	25,000.00
Miscellaneous	—
Total	$40,119.00

Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

We have sold or issued the following securities not registered under the Securities Act by reason of the exemption afforded under Section 4(2) of the Securities Act of 1933, within the last quarter. Except as stated below, no underwriting discounts or commissions were paid with respect to any of the following transactions. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d); (3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933, as amended:

On June 3, 2008, the Company entered into subscription agreement with Olena Sannikova, investor (an “Investor”), pursuant to in which Company issued 200,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $3,000.

On June 4, 2008, the Company entered into subscription agreement with Mariya Stypenko, investor (an “Investor”), pursuant to in which Company issued 250,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $3,750.

On June 4, 2008, the Company entered into subscription agreement with Antonina Rossikhina, investor (an “Investor”), pursuant to in which Company issued 175,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $2,625.

On June 4, 2008, the Company entered into subscription agreement with Nina Ryabokon’, investor (an “Investor”), pursuant to in which Company issued 25,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $375.

On June 5, 2008, the Company entered into subscription agreement with Tayr Usmanov, investor (an “Investor”), pursuant to in which Company issued 240,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $3,600.

On June 5, 2008, the Company entered into subscription agreement with Lyubov Usmanova, investor (an “Investor”), pursuant to in which Company issued 210,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $3,150.

On June 6, 2008, the Company entered into subscription agreement with Mariya Ryabokon’, investor (an “Investor”), pursuant to in which Company issued 125,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $1,875.

On June 9, 2008, the Company entered into subscription agreement with Elena Yaroshenko, investor (an “Investor”), pursuant to in which Company issued 15,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $225.

On June 9, 2008, the Company entered into subscription agreement with Lyubov Sannikova, investor (an “Investor”), pursuant to in which Company issued 15,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $225.

On June 10, 2008, the Company entered into subscription agreement with Andrew Dmitrenko, investor (an “Investor”), pursuant to in which Company issued 150,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $2,250.

On June 10, 2008, the Company entered into subscription agreement with Lyubov Maydanyuk, investor (an “Investor”), pursuant to in which Company issued 3,500 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $52.50.

On June 10, 2008, the Company entered into subscription agreement with Oleg Ryabokon’, investor (an “Investor”), pursuant to in which Company issued 20,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $300.

On June 10, 2008, the Company entered into subscription agreement with Stanislav Sinyavskiy, investor (an “Investor”), pursuant to in which Company issued 30,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $450.

On June 10, 2008, the Company entered into subscription agreement with Larisa Orehova, investor (an “Investor”), pursuant to in which Company issued 35,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $525.

On June 10, 2008, the Company entered into subscription agreement with Vitaliy Orehov, investor (an “Investor”), pursuant to in which Company issued 40,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $600.

On June 11, 2008, the Company entered into subscription agreement with Nikolay Ryabokon’, investor (an “Investor”), pursuant to in which Company issued 25,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $375.

On June 11, 2008, the Company entered into subscription agreement with Taras Maydanyuk, investor (an “Investor”), pursuant to in which Company issued 5,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $75.

On June 12, 2008, the Company entered into subscription agreement with Aleksey Ruban, investor (an “Investor”), pursuant to in which Company issued 6,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $90.

On June 12, 2008, the Company entered into subscription agreement with Ekaterina Svetlova, investor (an “Investor”), pursuant to in which Company issued 30,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $450.

On June 12, 2008, the Company entered into subscription agreement with Vladimir Blinov, investor (an “Investor”), pursuant to in which Company issued 30,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $450.

On June 12, 2008, the Company entered into subscription agreement with Vasiliy Ryabokon|Ag, investor (an “Investor”), pursuant to in which Company issued 50,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $750.

On June 14, 2008, the Company entered into subscription agreement with Nataliya Telyatnikova, investor (an “Investor”), pursuant to in which Company issued 7,500 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $112.50.

On June 14, 2008, the Company entered into subscription agreement with Zoya Gerasimyuk, investor (an “Investor”), pursuant to in which Company issued 10,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $150.

On June 14, 2008, the Company entered into subscription agreement with Oksana Orehova, investor (an “Investor”), pursuant to in which Company issued 35,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $525.

On June 14, 2008, the Company entered into subscription agreement with Svetlana Klimenko, investor (an “Investor”), pursuant to in which Company issued 40,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $600.

On June 16, 2008, the Company entered into subscription agreement with Rimma Madatova, investor (an “Investor”), pursuant to in which Company issued 45,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $675.

On June 16, 2008, the Company entered into subscription agreement with Anna Ruban, investor (an “Investor”), pursuant to in which Company issued 3,500 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $52.50.

On June 16, 2008, the Company entered into subscription agreement with Mariya Ruban, investor (an “Investor”), pursuant to in which Company issued 7,500 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $112.50.

On June 16, 2008, the Company entered into subscription agreement with Ruslan Ryabokon’, investor (an “Investor”), pursuant to in which Company issued 25,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $375.

On June 16, 2008, the Company entered into subscription agreement with Pavel Klimenko, investor (an “Investor”), pursuant to in which Company issued 45,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $675.

On June 17, 2008, the Company entered into subscription agreement with Yuriy Kylik, investor (an “Investor”), pursuant to in which Company issued 45,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $675.

On June 17, 2008, the Company entered into subscription agreement with Dmitriy Telyatnikov, investor (an “Investor”), pursuant to in which Company issued 10,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $150.

On June 17, 2008, the Company entered into subscription agreement with Lyudmila Yaroshenko, investor (an “Investor”), pursuant to in which Company issued 10,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $150.

On June 18, 2008, the Company entered into subscription agreement with Yaroslav Maydanyuk, investor (an “Investor”), pursuant to in which Company issued 5,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $75.

On June 19, 2008, the Company entered into subscription agreement with Julia Sinyavskaya, investor (an “Investor”), pursuant to in which Company issued 25,000 shares of restricted common stock (the “Shares”) for an aggregate purchase price of $375.

The offer and sale of all Shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act. The Investor acknowledged the following: Subscriber is not a United States Person, nor is the Subscriber acquiring the Shares directly or indirectly for the account or benefit of a United States Person. None of the funds used by the Subscriber to purchase the Units have been obtained from United States Persons. For purposes of this Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of

America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means:

(i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

Exhibits

3.1*	Articles of Incorporation.
3.2*	Bylaws.
5.1	Opinion re Legality.
10.1	Patent WO2005033366A1
23.1	Consent of Registered Certified Public Accountants.
23.2	Consent of Legal Counsel (included in Exhibit 5.1 hereto).

*	Previously filed.

Undertakings

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on Janaury 30, 2008.

HYDROGEN MOTORS, INC
Date: Janaury 30, 2008	By: /s/ Dmitry Shvenderman Name: Dmitry Shvenderman Title: Chief Executive Officer
Date: Janaury 30, 2008	By: /s/ Dmitry Shvenderman Name: Dmitry Shvenderman Title: Chief Financial Officer/Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Dmitry Shvenderman Dmitry Shvenderman Chief Executive Officer Chief Financial Officer/Principal Accounting Officer Director	Date: Janaury 30, 2008
/s/ Vasyl’ Tarasov Vasyl’ Tarasov Director	Date: Janaury 30, 2008